EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statements on Form S-3 of our report dated March 12, 2009, on our audits of the consolidated financial statements of Flagstar Bancorp, Inc. as of and for the year ended December 31, 2008 and internal control over financial reporting as of December 31, 2008, which is included in the Annual Report on Form 10-K for the year ended December 31, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Consent of Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP).
Southfield, Michigan
November 3, 2009